Exhibit 99.1

Sino Fibre Appoints New CEO

Hong Kong and New York, October 30, 2007 – Sino Fibre Communications, Inc. (NASD OTCBB: SFBE), a broadband and value added Internet services provider in China, today is pleased to announce that it has appointed Ben Yan as the Company’s new Chief Executive Officer, effective immediately.

Mr. Yan brings over 35 years of experience, knowledge and contacts in the telecom and IT businesses world-wide. Mr. Yan, a co-founder of GT Group Telecom in Canada and former Senior Manager at Hewlett Packard, was born in China and holds Canadian citizenship. GT Group Telecom was listed on NASDAQ and the TSE in 2000.

Daniel Mckinney, representing the Board of Directors said, “we are very excited to have recruited such a multi-skilled and talented individual such as Ben to lead our team. Ben, who speaks fluent Chinese, will be focusing our strategic direction to leverage the intrinsic value of our fibre optics network to create recurring revenue streams, JV’s and alliances. His mandate from the Board is to build out and to fully exploit our fibre optics backbone business with advanced value-added applications and services. We have every confidence in his abilities to build our business and lead our Company.”

About Sino Fibre: Sino Fibre Communications, Inc. “Sino Fibre” is an open source company dedicated to provide international standard fiber optic backbone telecommunications transmission related sales and/or leasing services in China to all foreign telecommunications carriers and corporate users. Sino Fibre Communications is positioned to become China's premier provider of low cost fiber optical solutions to international telecommunication companies and large corporations that require Chinese intercity connectivity. Our low cost solutions range from the leasing of intercity dark fiber to providing co-location, broadband transport and IP-centric voice services.

For more information about Sino Fibre Communications, Inc. (Sino Fibre), please visit: www.sinofibre.com

Contacts:

For Investor Relations, call Dennis Burns. Tel 567-237-4132 email:
denny@nvestrain.com www.nvestrain.com

Statements, which are not historical facts, are forward-looking statements. The Company, through its management makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessary estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements.